UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SHUTTERFLY, INC.
(Name of Registrant as Specified in Its Charter)

MARATHON PARTNERS L.P.
MARATHON FOCUS FUND L.P.
MARATHON PARTNERS 4X6 FUND, L.P.
CIBELLI RESEARCH & MANAGEMENT, LLC
MARATHON PARTNERS EQUITY MANAGEMENT, LLC
MARIO D. CIBELLI
MARWAN FAWAZ
THOMAS D. HUGHES

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Marathon Partners Equity Management, LLC (“Marathon Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc.

On May 29, 2015, Marathon Partners issued the following press release:

MARATHON PARTNERS COMMENTS ON RECENT SETTLEMENT DISCUSSIONS WITH SHUTTERFLY
IN LETTER TO THE BOARD OF DIRECTORS

Says Settlement Offers to Date Have Been “Woefully Inadequate” and Designed to Give Only the Illusion of Change While
Protecting the Troubling Status Quo

Views Offer to Add Mario Cibelli and a Mutually Acceptable Candidate to the Board Regardless of Outcome of the 2015 Annual Meeting
as a Tactic to Sway the Vote and Avoid Any Commitment to Real, Meaningful Changes at Shutterfly

Dismisses the Reactive Compensation Changes to Date as “Window Dressing” that Fail to Address Shareholders’ Underlying Concerns

Urges All Shutterfly Shareholders to Vote for Marathon Partners’ Three Highly-Qualified Director Candidates on the
BLUE Proxy Card Today!

New York, NY – May 29, 2015 - Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), one of the largest shareholders of Shutterfly, Inc. (“Shutterfly” or the “Company”)(NASDAQ:SFLY), today announced that it has delivered a letter to Philip A. Marineau, Chairman of the Board of Directors of Shutterfly (the “Board”), and the Board, to clarify Marathon Partners’ position and set the record straight regarding the recent settlement discussions to resolve the proxy contest at the upcoming 2015 Annual Meeting.

The full text of the letter follows:

May 29, 2015

Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, CA 94065
Attn:	Philip A. Marineau
Chairman of the Board of Directors

cc:	Board of Directors

Dear Phil,

We are writing to you and the other members of the Board of Directors (the “Board”) of Shutterfly, Inc. (“Shutterfly” or the “Company”) to clarify our position and set the record straight regarding our recent settlement discussions to resolve the proxy contest and reiterate our desire to work constructively with you in order to reach an agreement that involves real change and is in the best interests of all Shutterfly shareholders.  Unfortunately, the settlement offers we have received to date do not come close to addressing the serious issues at Shutterfly and fall well short of the level of change that we believe is required to enhance value for all Shutterfly shareholders.  Despite the Board’s assertion that it has “attempted to work constructively with Marathon Partners to reach a reasonable resolution,” in actuality, your proposals to date have been woefully inadequate and crafted in such a manner to give the appearance that you are acting reasonably, while really seeking to protect the troubling status quo.

The latest settlement offer proposed by the Board included the following:

•	Appoint Mario Cibelli to the Board and expand the Board by one for a mutually acceptable candidate to be identified following the 2015 Annual Meeting;
•	Increase the 2015 trigger EBITDA goal by $1 million, from $181 million to $182 million;
•	Increase the 2015 target revenue level for 100% funding of the PBRSUs by $21 million, from $1,029 million to $1,050 million; and
•	Increase the minimum target for free cash flow per share in 2017 for executive compensation purposes to a minimum of 50% growth over free cash flow per share in 2015.

Your offer to appoint Mr. Cibelli to the Board & expand the Board by one mutually acceptable candidate is inadequate and unappealing.

While the Board stated that it has offered us two Board seats, the conditions attached made this offer insufficient and unappealing.   First, the Board offered one seat to Mr. Cibelli and a second seat for a mutually acceptable candidate who would be subject to the approval of the Board.  We have identified and nominated two highly-qualified and committed director candidates in Marwan Fawaz and Thomas D. Hughes.  To date, the Board has been entirely unwilling to consider either of these highly reputable candidates and instead more interested in protecting certain venture capital holdover directors with very little skin in the game.  As such, we have little faith that any director candidate we propose as part of this settlement framework would be considered and approved in good faith by the Board.  Until recently, your offer of Board representation for Marathon Partners included only an expansion of an already large Board and not the replacement of any current Shutterfly directors.  Your most recent offer, in which one current director would step down to make way for Mr. Cibelli, still falls short of the level of Board change that we deem necessary as we do not hold out much faith that the Board will work constructively with just one new member when the pressure of this proxy contest falls away.  We continue to believe bringing a true owner’s mindset to the Board is critically needed at Shutterfly, and we believe our three nominees would bring this much needed fresh perspective to the Board. We have pointed out several serious deficiencies in the current composition of the Board.

Likewise, we view your offer to appoint Mr. Cibelli and a second mutually acceptable candidate to the Board regardless of the outcome of this proxy contest as a tactic to sway the vote while avoiding any commitment to making the real changes that are central to this proxy contest.  We have resorted to this proxy contest due to a series of shareholder-unfriendly decisions and actions by a Board who is out-of-touch with the best interests of its shareholders.  We would not be doing our fellow shareholders any service by agreeing to a settlement that fails to address our underlying concerns at Shutterfly, which brings us to the following components of your settlement offer.

Your offer to increase the 2015 trigger EBITDA goal by $1 million, from $181 million to $182 million, is inadequate and unappealing.

We believe offering to increase the threshold EBITDA trigger for the 2015 compensation plan by significantly less than 1% indicates a lack of sincerity in working constructively with us in seeking improvements to executive compensation at Shutterfly.  As we have clearly indicated to you and other members of the Board, we believe much more must be done to align executive compensation with shareholders’ best interests.  Further, we highly doubt shareholders view this change as anything more than window-dressing.

Your offer to increase the 2015 target revenue level for 100% funding of the PBRSUs by $21 million, from $1,029 million to $1,050 million, is inadequate and unappealing.

Offering to raise the revenue threshold associated funding of Mr. Housenbold’s PBRSUs by approximately 2% is similarly not constructive.  In general, we continue to believe the revenue funding mechanism for the 2015 compensation plan is deeply flawed and indicates a lack of regard for shareholders’ best interests. The enterprise division at Shutterfly grew over 70% in the first quarter of 2015 and is expected to grow rapidly this year with little profit contribution. In light of this dynamic, why would the Board and compensation committee agree to a plan that offers the potential for significant increases in PBRSUs based upon total revenue generation?

As we have pointed out numerous times, Mr. Housenbold is compensated at a significant premium to his proxy peers even though he has underperformed such peers.  In fact, we believe the 198,000 PBRSU grant in 2015 alone will likely be worth well in excess of his peer group’s total compensation for the year.

Your offer to increase the minimum target for free cash flow per share in 2017 for executive compensation purposes to a minimum of 50% growth over free cash flow per share in 2015 is inadequate and unappealing.

You and other Board members have insisted that shareholders have asked for compensation plans designed around free cash flow.  In fact, we listed free cash flow, adjusted earnings and GAAP earnings as possible metrics to use instead of total revenue and EBITDA.  However, we were told, not asked, how “free cash flow” would be defined.  If the Board was truly interested in engaging constructively with its shareholders, it would have discussed all of the metrics and asked more specifically about what definitions of free cash flow that shareholders would find acceptable.  This is just another example of how your compensation plan has been carefully designed and retrofitted to give the appearance of change, while failing to curb the culture of excess this Board has fostered in terms of Mr. Housenbold’s executive compensation.

The Board now proposes a target of 50% growth in “free cash flow” per share by 2017 over 2015 results.  In our proxy statement, we quote Mr. Housenbold supporting the notion that EBITDA margins can exceed 20% and that capital expenditures can drop to between 7% and 8% going forward.  In addition, Mr. Housenbold states that EBITDA margins could reach the mid-20s if investments for growth were scaled back.  In a scenario with 21% EBITDA margins, capital expenditures at 7.5% of revenues and continued share repurchases, Shutterfly could experience a decline in revenues and still increase “free cash flow” per share by 50%. We therefore believe that offering a 50% growth rate, especially at the tail-end of a long investment period, isn’t a real change and certainly falls short of the level of change that we believe is necessary to align executive compensation with shareholders’ best interests.

Incidentally, the footnote associated with this page in Shutterfly’s investor presentation released on May 27, 2015, warns that the proposed 50% growth rate in “free cash flow” per share is “preliminary and subject to approval after the completion of 2016 budgeting process in early 2016”, which we believe implies this target may be lower.

Conclusion

We have made significant efforts to work constructively with management and the Board, but have been unable to date to reach an agreement that we believe is in the best interests of Shutterfly shareholders.  We believe the appointment of one Board member and one mutually agreeable Board member, via an expansion of the Board, does not effectively reconstitute the Board in a manner that optimally benefits shareholders.  In addition, we believe your “meaningful changes” to the compensation plan offer the illusion of change yet fail to address our concerns or the concerns of Shutterfly shareholders. We remain open to continued dialogue and discussions with you and other members of the Board and management team to reach an agreement that offers real and substantive change for Shutterfly shareholders.

Thank you,

/s/ Mario Cibelli

Mario Cibelli
Managing Member
Marathon Partners Equity Management, LLC

About Marathon Partners:
Marathon Partners Equity Management, LLC is a fundamental, research intensive investment firm that deploys capital with a long-term investment horizon.

Investor contacts:
Mario Cibelli
Marathon Partners Equity Management, LLC
(212) 490-0399

Bruce Goldfarb / Patrick McHugh
Okapi Partners LLC
(212) 297-0720